                                                                     EXHIBIT 5.1






                                                   July 21, 2000





Board of Directors
Precision Castparts Corp.
4650 SW Macadam Avenue, Suite 440
Portland, Oregon 97201

             We have acted as counsel for Precision Castparts Corp. (the "Registrant") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering 1,500,000 shares of Common Stock (the "Shares") of the Registrant issuable in connection with the 1999 Non-Qualified Stock Option Plan of the Registrant (the "Plan"). We have reviewed the corporate actions of the Registrant in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

             Based on the foregoing, it is our opinion that:

    1. The Registrant is a corporation duly organized and validly existing under the laws of the state of Oregon; and

    2. The Shares have been duly authorized and, when issued pursuant to the Plan and in accordance with the resolutions adopted by the Board of Directors of the Registrant, will be legally issued, fully paid and nonassessable.

             We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                Very truly yours,



                                                STOEL RIVES LLP